EXHIBIT 16
[PRICEWATERHOUSE COOPERS LLP LETTERHEAD]
March 31, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by American Reprographics Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of American Reprographics Company dated March 27, 2009. We agree with the statements concerning our Firm appearing in item 4.01 in such Form 8-K.
Very truly yours,
/s/PricewaterhouseCoopers LLP